UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 21, 2014

(Date of earliest event reported)

Arête Industries, Inc.

(Exact name of registrant as specified in its charter)

COLORADO	33-16820-D	84-1508638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 Osceola Street

Westminster, CO 80030

(Address of principal executive offices) (Zip Code)

(303) 427-8688

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 14(c)).

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We do not currently have any full time or part time employees. Other than our executive officers who have historically not received a salary for their executive services, we use independent contractors, consultants, attorneys and accountants as necessary, to complement services for operations and regulatory filings.

Due to the recent need of additional assistance with respect to corporate matters and operational needs, on October 21, 2014, we entered into a Consulting Agreement with William W. Stewart, a Director of the Company, to assist and advise us with respect to the following matters:

(a)	Assist the Company with resolving outstanding business issues; advise and assist with respect to proposed transactions and the Company’s business plan.

(b)	Assist with operations, including reviewing and advising on correspondence and documents received by the Company.

(c)	Review the Company’s insurance needs, obtain quotes and consult with the Company’s officers and Board remembers regarding the same.

(d)	Review the Company’s website and advise regarding updating and revising the website.

(e)	Review the Company’s organizational documents and related corporate governance documents and advise the Board regarding corporate governance matters and recommend revisions and updates to the organizational documents.

The agreement is for a term of eight months. For his consulting services, we have agreed to pay Mr. Stewart a monthly cash retainer of $3,000 per month. In addition, the Company has agreed to issue Mr. Stewart 40,000 restricted shares (the “Restricted Shares”) of the Company’s common stock which are subject to vesting in increments of 5,000 per month.

The Company may terminate the agreement prior to the end of its term; however, if the agreement is terminated early without cause, the Company will be obligated to pay any remaining monthly cash payments. If Mr. Stewart terminates the agreement prior to the expiration of its term or the Company terminates it for cause, then Mr. Stewart will not be entitled to any further monthly payments. If Mr. Stewart’s service as a Director of the Company or consultant under the agreement cease during the term of the agreement, then he will forfeit the remainder of the unvested Restricted Shares. However, if there is a change of control (as defined in the agreement) in the Company, then any unvested Restricted Shares will immediately vest. A “change of control” includes a (i) tender offer which results in a greater than 50% change in the stock ownership of the Company, (ii) merger or consolidation with another company unless Company stockholders own more than 50% of the outstanding voting securities in the surviving or resulting corporation, and (iii) sale of substantially all of the Company’s assets to a third party.

Mr. Stewart will also be entitled to reimbursement of reasonable business expenses incurred by him in connection with his services provided pursuant to the consulting agreement.

The foregoing is a summary only of the Consulting Agreement and is qualified in its entirety by the text of the Consulting Agreement, a copy of which is filed as Exhibit 10.26 to this Current Report on Form 8-K. All readers are encouraged to read the entire text of the Consulting Agreement attached hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The Exhibits listed below are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description

10.26	Consulting Agreement between Arête Industries, Inc. and William W. Stewart dated October 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARÊTE INDUSTRIES, INC.

Dated: October 29, 2014	By:	/s/ Nicholas L. Scheidt

	Name:	Nicholas L. Scheidt
	Title:	Chief Executive Officer